Exhibit 5.2
8 November 2010

To:	Board of Directors Cooper Industries plc 5 Fitzwilliam Square Dublin 2

Re:	Cooper Industries plc Form S-3 Registration Statement
Dear Sirs,
1. Basis of Opinion
We have acted as Irish counsel to Cooper Industries plc, a public company limited by shares, incorporated under the laws of Ireland, with its registered office at 5 Fitzwilliam Square, Dublin 2 (the “Company”), in connection with the Form S-3 registration statement to be filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) on or around the date hereof (the “Registration Statement”). The Registration Statement relates to the offering from time to time, as set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and as to be set forth in one or more supplements to the Prospectus, of (i) the Company’s ordinary shares of $0.01 nominal value per share (the “Ordinary Shares”), (ii) unsecured debt securities of Cooper US, Inc. guaranteed by, amongst others, the Company (the “Debt Securities”), (iii) the Company’s preferred shares of $0.01 nominal value per share (the “Preferred Shares” and, together with the Ordinary Shares, the “Shares”), (iv) depositary shares of the Company representing Preferred Shares (the “Depositary Shares”), (v) warrants for the purchase of Ordinary Shares, Preferred Shares or Depositary Shares (the “Warrants”) (vi) share purchase contracts, representing contracts to purchase Ordinary Shares or Preferred Shares (the “Share Purchase Contracts”) and (vii) share purchase units, consisting of Share Purchase Contracts and either Debt Securities or debt obligations of third parties, with an unspecified aggregate public offering price (the “Share Purchase Units” and, together with the Ordinary Shares, Debt Securities, Preferred Shares, Depositary Shares, Warrants, Share Purchase Contracts and Share Purchase Units, collectively, the “Securities” or “Security”), to be issued and sold by the Company from time to time pursuant to Rule 415 under the Securities Act that may be issued pursuant to the Registration Statement.
1.1	This Opinion is confined to and given in all respects on the basis of the laws of Ireland (meaning Ireland exclusive of Northern Ireland) in force as at the date of this Opinion as currently applied by the courts of Ireland. We have made no investigation of and we express no opinion as to the laws of any other jurisdiction or the effect thereof.

1.2	This Opinion is also strictly confined to:
(a)	the matters expressly stated herein at paragraph 2 below and is not to be read as extending by implication or otherwise to any other matter;

(b)	the documents listed in the schedule to this Opinion (the “Documents”); and

(c)	the searches listed at 1.4 below.

We express no opinion, and make no representation or warranty, as to any matter of fact or in respect of any documents which may exist in relation to the Securities, other than the Documents.

1.3	For the purpose of giving this Opinion, we have examined copies sent to us by email in pdf or other electronic format of the Documents.

1.4	For the purpose of giving this Opinion, we have caused to be made legal searches against the Company on or around the date hereof on the file of the Company maintained by the Irish Registrar of Companies in Dublin for returns of allotments, special resolutions amending the memorandum and articles of association of the Company and notice of the appointment of directors and secretary of the Company and for the appointment of any receiver, examiner or liquidator.

1.5	This Opinion is governed by and is to be construed in accordance with the laws of Ireland as interpreted by the courts of Ireland at the date hereof.
2.	Opinion

Subject to the assumptions and qualifications set out in this Opinion and to any matters not disclosed to us, we are of the opinion that:
2.1	The Company is a public company limited by shares, is duly incorporated and validly existing under the laws of Ireland.

2.2	With respect to the Shares, when (i) the Board of Directors of the Company or, to the extent permitted by the laws of Ireland and the Company’s memorandum and articles of association, a duly constituted, authorized and acting committee thereof (such Board of Directors or committee being hereinafter referred to as the “Board”) has taken all necessary corporate action to approve the issuance thereof, the terms of the offering thereof and related matters, (ii) valid book-entry notations are made in the share register of the Company, and (iii) either (a) the provisions of the applicable definitive purchase, underwriting or similar agreement approved by the Board with respect to payment of the consideration therefor (being not less than the appropriate nominal value of the Shares) provided for therein has been satisfied, or (b) upon conversion, exchange, redemption or exercise of any other Security, the terms of such Security or the instrument governing such Security providing for such conversion, exchange, redemption or exercise as approved by the Board, for the consideration approved by the Board (being not less than the appropriate nominal value of the Shares) has been satisfied, the Shares will be recognized as having been duly authorized and validly issued, fully paid and non-assessable (which term means that no further sums are required to be paid by the holders thereof in connection with the issue of such Shares).
3.	Assumptions

For the purpose of giving this Opinion, we assume the following without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:

Registration Statement and the Securities
3.1	that the Registration Statement and amendments to the Registration Statement (including post-effective amendments) will have become effective under the Securities Act;

3.2	that a complete prospectus supplement will have been prepared and filed with the SEC describing the Securities offered thereby;

3.3	that any Securities issued under the Registration Statement will be in consideration of the receipt by the Company prior to the issue of the Securities pursuant thereto of either cash or the release of a liability of the Company for a liquidated sum, at least equal to the nominal value of such Securities and any premium required to be paid up on the Securities pursuant to their terms of issue;

3.4	that all Securities (excluding for these purposes initially issued Shares) will be issued and sold in compliance with all applicable laws, including applicable federal and state securities laws, in the manner stated in the Registration Statement and the appropriate prospectus supplement;

3.5	that Cooper US has full power and authority to issue the Debt Securities and that, when issued, the Debt Securities will be validly issued and will constitute valid and binding obligations of Cooper US and that a definitive indenture will have been duly authorised and validly executed by the Company and the other parties thereto;

3.6	that any third party whose debt obligations shall comprise part of a Share Purchase Unit has full power and authority to enter into such a debt obligation and such obligations will constitute valid and binding obligations of that third party;

3.7	that a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto;

3.8	that the filing of the Registration Statement with the SEC has been authorized by all necessary actions under all applicable laws other than Irish law;

3.9	that any securities issuable upon conversion, exchange, redemption or exercise of any Securities being offered will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange, redemption or exercise;

3.10	that, at the time of issue of the Securities, the authority of the Company and the directors of the Company to issue the Securities, as provided for in the Articles of Association of the Company and the Companies Acts 1963 to 2009 of Ireland (the “Companies Acts”), is in full force and effect;

3.11	that the Company will continue to renew its authority to issue the Securities in accordance with the terms and conditions set out in the Articles of Association of the Company and the Companies Acts and that where such authority has not been renewed, the Company will not issue the Securities after such authority has expired;

3.12	that the issue of the Securities upon the conversion, exchange and exercise of any securities issued under the Registration Statement will be conducted in accordance with the terms and the procedures described in the Articles of Association, the Companies Acts and the terms of issue of such securities;

3.13	that, at the time of issue of the Securities, the Company will have sufficient authorised but unissued share capital to issue the required number of Securities;

3.14	that any issue of Securities will be in compliance with the Companies Acts, the Irish Takeover Panel Act, 1997, Takeover Rules 2007 (as amended), and all other applicable Irish company, takeover, securities, market abuse, insider dealing laws and other rules and regulations;
3.15	that as at the time of the issuance of the Securities, such issuance shall not be in contravention or breach of any agreement, undertaking, arrangement, deed or covenant affecting the Company or to which the Company is a party or otherwise bound or subject;

3.16	that from the date of the shareholders’ and board resolutions set out in the Schedule, no other corporate or other action is taken by the Company to amend, alter or repeal those resolutions and no other corporate or other action is taken by the Company except as contemplated by the Registration Statement;

3.17	that the Registration Statement does not constitute (and is not intended/required to constitute) a prospectus within the meaning of Part 5 of the Investment Funds, Companies and Miscellaneous Provisions Act 2005 of Ireland and that no offer of Securities to the public is made, or will be made, that requires the publication of a prospectus pursuant to Irish prospectus law in general, or in particular pursuant to the Prospectus (Directive 2003/71/EC) Regulations 2005 of Ireland;
     Authenticity and bona fides
3.18	the completeness and authenticity of all documents submitted to us as originals or copies of originals and (in the case of copies) conformity to the originals of copy documents and the genuineness of all signatories, stamps and seals thereon;

3.19	where incomplete Documents have been submitted to us or signature pages only have been supplied to us for the purposes of issuing this Opinion, that the originals of such Documents correspond in all respects with the last draft of the complete Documents submitted to us;

3.20	that the Documents will be executed in a form and content having no material difference to the drafts provided to us, will be delivered by the parties thereto, and that the terms thereof will be observed and performed by the parties thereto;

3.21	that the copies produced to us of minutes of meetings and/or of resolutions correctly record the proceedings at such meetings and/or the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held, that those present at any such meetings were entitled to attend and vote at the meeting and acted bona fide throughout and that no further resolutions have been passed or other action taken which would or might alter the effectiveness thereof;

3.22	that each of the Documents is up-to-date and current and has not been amended, varied or terminated in any respect and no resolution contained in any of the Documents has been amended, varied, revoked or superseded in any respect;
     Accuracy of searches and warranties
3.23	the accuracy and completeness of the information disclosed in the searches referred to in paragraph 1.4 above and that such information has not since the time of such search or enquiry been altered. It should be noted that searches at the Companies Registration Office, Dublin, do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of or the appointment of a receiver or an examiner to the Company;

3.24	the truth, completeness and accuracy of all representations and statements as to factual matters contained in the Documents;
     Solvency and Insolvency
3.25	that (i) the Company is as at the date of this Opinion able to pay its debts as they fall due within the meaning of section 214 of the Companies Act 1963 of Ireland and section 2 of the Companies Act 1990 of Ireland; (ii) no receiver, liquidator or examiner or other similar officer has been appointed in relation to the Company or any “related company” (within the meaning of the Companies Act 1990, “Related Company”) or any of its or their assets or undertakings; (iii) no petition for the making or a winding-up order or the appointment of an examiner or any similar officer has been presented in relation to the Company or any Related Company; and (iv) no insolvency proceedings have been opened or been requested to be opened in relation to the Company or any Related Company in Ireland or elsewhere;

3.26	that no proceedings have been instituted or injunction granted against the Company to restrain it from issuing the Securities and the issue of any Securities would not be contrary to any state, governmental, court, state or quasi-governmental agency, licensing authority, local or municipal governmental body or regulatory authority’s order, direction, guideline, recommendation, decision, licence or requirement;
     Commercial Benefit
3.27	that the Documents have been entered into for bona fide commercial purposes, on arm’s length terms and for the benefit of each party thereto and are in those parties’ respective commercial interest and for their respective corporate benefit.
4.	Disclosure

This Opinion is addressed to you in connection with the registration of the Securities with the SEC. We hereby consent to the inclusion of this Opinion as an exhibit to the Registration Statement to be filed with the SEC. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus.

5.	No Refresher

This Opinion speaks only as of its date. We are not under any obligation to update this Opinion from time to time or to notify you of any change of law, fact or circumstances referred to or relied upon in the giving of this Opinion.
Yours faithfully,

/s/ Arthur Cox
ARTHUR COX

SCHEDULE
Documents
1.	A copy of the form of the Registration Statement on Form S-3 to be filed by the Company with the SEC.
2.	A copy of the shareholders’ resolution of the Company adopting the Memorandum and Articles of Association of the Company dated 1 September 2009.
3.	Copies of the resolutions of the board of directors of the Company dated 15 February 2010 approving the filing of the Registration Statement (the “February Board Resolutions”).
4.	Copies of the resolutions of the board of directors of the Company dated 2 November 2010 authorizing the (i) issue of up to US$500 million of debt securities by the Company and it is subsidiaries, and (ii) serving as guarantor of its subsidiaries arising in connection with the debt securities (the “November Board Resolutions”);
5.	A copy of a certificate of the Secretary of the Company dated 5 November 2010 in respect of (i) the Company’s certificate of incorporation, memorandum of association and articles of association (including any and all amendments thereto); (ii) the February Board Resolutions; and, (iii) the November Board Resolutions.
6.	The form of powers of attorney executed by each of the directors of the Company in favour of Bruce M. Taten and Terrance V. Helz in respect of the execution, delivery and filing of the Registration Statement.
7.	Letter of Status from the Irish Companies Registration Office dated 3 November 2010.